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                                                                    Exhibit 20.1

Tuesday January 2, 2:46 pm Eastern Time

Press Release

SOURCE: Panja Inc.

Panja Inc. Names Bob Carroll to Board of Directors

DALLAS, Jan. 2/PRNewswire/ -- Panja Inc. (Nasdaq: PNJA - news), a leader in
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device networking and innovative uses of broadband communications, today announced that Bob Carroll has been appointed to its Board of Directors. Mr. Carroll succeeds John McHale, who has resigned to pursue other interests.

Mr. Carroll has over thirty years' experience with a wide variety of technology companies engaged in software and hardware manufacturing. He currently serves as Chairman and CEO of BEI Holdings, Inc., a holding company with investments in companies which manufacture electronic and automation products for the radio broadcast industry.

Panja President and CEO Joe Hardt commented, "Bob's diverse background with a variety of companies and his proven operational expertise will be a great addition to Panja's Board. His experience in the industry offers Panja great leadership into the future."

About Panja

Panja is a leader in device networking and innovative uses of broadband communications. Panja designs, develops, and markets advanced electronic hardware and software that extend Internet content to non-PC devices that target both the consumer and enterprise markets. These devices deliver information and entertainment direct to existing electronic devices, including stereos and televisions, to optimize the benefits of broadband access. Panja's strategy is to work with leading technology companies, content providers and distribution partners to develop broadband entertainment applications, further integrate its products with other devices, and lead the creation of solutions that extend the Internet beyond the PC. For more information about Panja, visit http://www.panja.com.
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Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could directly effect the performance of the Company.

All trademarks and registered marks are the property of their respective holders.
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SOURCE: Panja Inc.